Exhibit 4.10

ANNUAL REPORT 2008

Report to Shareholders

For Cadiscor Resources Inc. (“the Company” or “Cadiscor”), the highlights of 2008 were the acquisition and exploration of the Sleeping Giant Mine property and new resource estimates for Discovery and Sleeping Giant’s properties. In the first quarter, Cadiscor completed a $3,000,000 private placement with CMP Gold Trust, a closed-end investment trust managed by Goodman & Company.  On December 31, 2008, CMP Gold Trust held 12.5% of Cadiscor’s outstanding shares.

Early in 2008, Cadiscor drilled four initial holes to test the extensions of the Flordin gold deposit.  All four holes intersected several mineralized zones, confirming the exploration potential of the property.

In June 2008, independent consultants InnovExplo Inc. realized a new 43-101 resource estimate for the Discovery property. The Measured and Indicated resource grew by 15%, and is now estimated at 1,282,082 tonnes grading 5.75 g/t, for a total of 237,074 ounces of gold.  The Inferred resource grew by 56% compared to the May 2007 NI 43-101 estimate, to total 1,545,500 tonnes at an average grade of 5.93 g/t, for 294,473 ounces of gold.  In September 2008, a scoping study by the same consulting firm concluded that, under certain assumptions, the underground exploration and development project could be carried out in two phases and generate a positive cash flow and a rate of return of 27%.

At Sleeping Giant, the 2008 drilling program totalled 19,000 metres and was successful. For instance, drilling on the Zone 30W extension outlined an Indicated resource of 123,000 tonnes grading 13.4 g/t of gold. The extensions of this zone remain open at depth and along strike.

This drilling led to the preparation of a new 43-101 report in September 2008 based on analysis of existing data and the new underground exploration drilling at the Sleeping Giant Mine.  GENIVAR concluded that the gold Measured and Indicated resources totals 489,800 tonnes at a grade of 9.7 g/t, for 152,750 ounces.  Within this geological resource, engineering studies have identified mineral Proven and Probable reserves accessible from current workings totalling 235,300 tonnes at 9.3 g/t, for 70,350 ounces of gold.  GENIVAR stated that the identified reserves could generate a net profit of CAN $16 million at a gold price of CAN $850 per ounce. These reserves represent 16 months of future production on the basis of an annual production of 180,000 tonnes that would generate 52,000 recovered gold ounces per year.  If all converted to reserves, drilled resources would represent 17 additional months of production.

On October 31, 2008, as planned, Cadiscor took possession of the Sleeping Giant Mine and surface facilities, including related milling facilities and all mining equipment, for $1.5 million paid in common shares and a $3.5 million unsecured convertible debenture. Since that time, the Sleeping Giant Mine has been on active standby while the Company secures the financing required to restart production.

GENIVAR supplied a development schedule in its September 2008 report that provides for the mill to ramp up gradually after six months of development, to a final rate of 15,000 tonnes per month.

Also on October 31, 2008, Cadiscor acquired a 100% interest in IAMGOLD’s Dormex property.  The property is located in the same geological context and surrounds the Sleeping Giant Mine property. A number of till gold anomalies similar to the Sleeping Giant Mine till anomaly have been identified on the property and represent quality exploration targets.

The year 2008 was a very difficult year for the stock markets.  Cadiscor’s value did not escape this turbulence, but the stock has performed better than the TSX Venture Composite Index, mainly due to good 43-101 reports for Sleeping Giant and Discovery, and the Sleeping Giant Mine and mill and the Dormex property acquisitions.

The gold price was up slightly in 2008 and continues to do so in 2009. The price of an ounce has been trading over CAN $1,000 for a few months now and financial analysts are confident that it will hold up.  Cadiscor will focus on putting Sleeping Giant back into production before the end of 2009.  The Company is evaluating different financial scenarios to achieve this goal.

Michel Bouchard, President

March 12, 2009

Management Discussion and Analysis

For the year ended December 31, 2008

Scope of Management’s Financial Analysis

The following analysis should be read in conjunction with the Company’s audited financial statements and notes thereto for the years ended December 31, 2008 and 2007, and the management discussion and analysis as required.  Our financial statements were prepared in accordance with Canadian generally accepted accounting principles (GAAP).

Forward-Looking Statements

This document may contain forward-looking statements that reflect management’s current expectations with regard to future events. Such forward-looking statements are subject to certain factors and involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be correct. Factors that could cause our results, our operations and future events to change materially from those expressed or implied by such forward-looking statements include, but are not limited to, volatility in the gold price, risks inherent to the mining industry, uncertainty regarding the mineral resource estimation and additional funding requirements and the Company’s ability to obtain such funding.

Incorporation, Nature of Operations and Going Concern

The Company was incorporated on March 6, 2006 under the Canada Business Corporations Act. Shares of the Company have traded on the TSX Venture Exchange since August 21, 2006.

The Company is primarily engaged in the exploration of mining properties with a view to commercial production. It currently owns or holds interests in various mining properties in Quebec, but does not have any mines in production.  The Company holds an interest of 100% in six properties and an option on a seventh, all located in Quebec.  Its main objective is to start production at the Sleeping Giant Mine.  Since the acquisition of the Sleeping Giant Mine on October 31, 2008, Cadiscor has been working with several parties to secure financing to develop and start up the mill and gold production.

Recovery of the cost of mining assets is subject to the discovery and mining of economically recoverable reserves, the Company’s ability to obtain the financing required to pursue exploration and development of its properties, and profitable future production or the proceeds from the sale of its properties.

The Company must periodically obtain new funds in order to pursue its activities. While it has always succeeded in doing so to date, there can be no assurance that it will continue to do so in the future.

Selected Annual Information

Selected financial information for the years ended December 31, 2008, 2007 and 2006 is shown in the following table:

	Results as at 12-31-2008	Results as at 12-31-2007	Results as at 12-31-2006
			(9 month) restated
	$	$	$
Total income	112,351	122,000	97,175
General and administrative expenses	1,473,512	928,071	873,689
Future income tax	(733,600)	(311,500)	98,300
Net loss	627,561	494,571	678,214
Net loss per share, basic and diluted	0.016	0.016	0,025

Other Information

	December 31
	2008	2007	2006
	$	$	$
Mining assets	8,594,269	—	—
Mining properties	4,991,911	5,891,405	4,700,172
Deferred expenditures	3,920,120	3,454,143	1,221,707
Total assets	22,616,405	13,823,107	10,326,070
Working capital	2,430,942	3,977,268	3,922,110
Shareholders’ equity	15,385,587	11,268,577	7,767,789

Exploration Activities (Mining assets and mining properties)

Exploration expenses for the year ended December 31, 2008, amounted to $3,317,266 compared to $3,667,436 for the same period in 2007. Sleeping Giant Mine was the most active property, with underground exploration work of $2,392,683 during the fiscal year (See under “Mining assets” in the financial statements).  The Company invested $452,461 on the Discovery and Montbray properties, $285,418 on the Flordin property, $175,217 on the Cameron Shear property and $11,487 on the Florence and Dormex properties.

With eligible exploration expenses of $3,317,266 incurred during the year, the Company is eligible for a Quebec refundable tax credit for resources of up to 35% and a Quebec refundable credit on duties equal to 12% of eligible exploration expenses. The estimate value of the tax credits receivable for expenses incurred during the year ended December 31, 2008, is $218,714.

Exploration

2008 was an eventful year for the Company in terms of exploration.

Sleeping Giant Mine

In December 2007, Cadiscor started a 19,000-meter underground exploration program to test the continuity of the gold zones in the mine and at depth, below the deepest mine level (-975 metres). Cadiscor mandated consulting firm GENIVAR to validate the results, the geological interpretation and the known mineralized zones at the mine. In its 43-101 report, GENIVAR concluded that Sleeping Giant Mine has gold measured and Indicated resources of 489,800 tonnes at an average grade of 9.7 g/t, for 152,750 ounces.  Within this geological resource, engineering studies have identified mineral Proven and Probable reserves accessible via current workings totalling 235,300 tonnes at an average grade of 9.3 g/t, for 70,350 ounces of gold.  In 2008, the Company invested $2,392,683 in the drilling program and the 43-101 report.

Discovery Property

Following the successful 2007-2008 drilling program, Cadiscor mandated consultant firm InnovExplo to update the previous 43-101 report on the Discovery gold deposit.  The new NI 43-101 resource estimate was published in June 2008.  The report indicates that the Measured and Indicated resource increased by 15%, and is now estimated at 1,282,082 tonnes grading 5.75 g/t, for a total of 237,074 ounces of gold.  In addition, the Inferred resource increased by 56%, for a total of 1,545,500 tonnes grading 5.93 g/t, for 294,473 ounces of gold,

In September 2008, InnovExplo completed a scoping study on this same project and confirmed that the project was economically feasible and could generate positive cash flow, under certain assumptions.  The Company incurred total expenses of $452,461 on the Discovery property in 2008.

Flordin and Cameron Shear Properties

Cadiscor carried out preliminary exploration drilling on the Flordin and Cameron Shear properties, at a cost of $285,418 for Flordin and $175,217 for Cameron Shear.  Drilling on the Flordin property intersected several mineralized zones, confirming the lateral and depth extensions and the excellent exploration potential of the property.

During the fourth quarter, the Company acquired two properties, Sleeping Giant Mine and Dormex.  The Company incurred servicing expenses on all its properties during the quarter.

Outlook

In the coming months, the Company will focus on the development of the Sleeping Giant Mine.

The dismal performance of the markets in recent months, the collapse of commodities prices and the credit crisis are all factors that have affected the Company, along with financing possibilities for the development of the Sleeping Giant Mine virtually evaporating as a result.

Due to those circumstances, the Company was forced to consider other alternatives, such as issuance of debt securities or some form of partnership.

Management remains confident that financing will be secured. Cadiscor will then begin developing the Sleeping Giant Mine according to the schedule in the September 2008 43-101 report by external consultants GENIVAR.  The schedule provides for the mine to gradually resume production after a six-month period of underground development.

Business Development

The Company gradually decrease its investor relation exposure due to the financial markets dismal and completed the acquisitions of the Sleeping Giant Mine and Dormex properties on October 31, 2008.

Operating Results

The Company incurred a net loss of $627,561 for fiscal 2008 compared to a net loss of $494,571 for the previous exercise in 2007 and a net loss of $678,214 for the exercise ended December 31, 2006.

The net loss increase of $132,990 is mainly due to:

•                  The increase in professional and audit fees of $382,801 related to the Sleeping Giant Mine acquisition;

•                  The decrease of $199,705 in investor relations for unstable financial markets;

•                  Future income tax benefits amounted to $422,100 related to deferred losses and an adjustment to deferred expenditures;

•                  Higher stock-based compensation in stock-options of $316,398 is related to exercisable options for this exercise. The expense is determined at fair value using the Black-Scholes option-pricing model.

Salaries and fringe benefits expenses of $118,455 in 2008 are following the hiring of some employees from BBH Geo-Management on July 1, 2008.

Outstanding Share Data

The Company is authorized to issue an unlimited number of common shares without par value.

At December 31, 2008, there were 43,315,260 shares issued and outstanding (33,575,000 at December 31, 2007) for a value of $15,163,847 ($11,934,996 at December 31, 2007).

Liquidity and Sources of Financing

The Company’s working capital stood at $2,430,942 at December 31, 2008 compared to $3,977,268 at December 31, 2007.

The Company closed a private placement on February 29, 2008, for net proceeds of $2,738,500.

During 2008, the Company received an amount of $1,201,051 from tax credits for resources.

The Company’s investment activities mainly included costs related to an increase in exploration work and the acquisition of mining properties.  The Company can claim a refundable Quebec tax credit for resources of up to 35% and a 12% credit on duties refundable for losses on all eligible expenses incurred.

The $5,961,694 Sleeping Giant Mine acquisition was financed by the issuance of $2,010,000 in common shares and a $3,500,000 convertible debenture maturing on October 31, 2011, a cash payment of $310,094 and warrants issuance for $141,600.

At the end of 2008, the Company had $2,275,711 in cash, which will be used to pursue its 2009 exploration programs.

Dividend Policy

The Company has not declared any cash dividend on its outstanding common shares since incorporation.  Any dividend payment will depend on the Company’s financial requirements on its exploration programs, its future level of growth and other factors deemed pertinent by the board of directors under the circumstances.  It is unlikely that a dividend will be paid in the foreseeable future.

Off Balance-Sheet Arrangements

The Company does not have any off balance-sheet arrangements.

Related-Party Transactions

Since the beginning of the year, the Company conducted the following transactions with a company that has a director and an officer who is also director of the Company:

	2008	2007
Capitalized expenditures in the statement of deferred expenditures:
Consultants and subcontractors	$293,000	$277,000
Management fees	$89,000	$300,000

General and administrative expenses in the statement of earnings and deficit:
Professional fees	$74,000	$114,000
Legal fees	$28,000	$27,000
Investor relations	$63,000	$147,000
Rent	$12,000	$24,000

Share issue costs charged against capital stock	$3,000	$22,000

Accounts payable and accrued liabilities	$—	$66,000

On July 1, 2008, the services agreement with BBH Geo-Management inc. was renegotiated and now only covers a small group of employees. Henceforth, BBH will essentially provide legal and computer graphics support services.  Pursuant to this change, six employees were directly transferred to Cadiscor on July 1, 2008. For the period from July 1 to December 31, 2008, Cadiscor incurred total expenses of $7,513 payable to BBH Geo-Management inc.

Accounting Value of Mining Properties

At the end of every year, results are assessed to determine the future potential of each property.

Quarterly Information

The following table shows key financial data for the last eight quarters:

	2008
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total income	$31,169	$32,620	$30,517	$18,045
General and administrative expenses	$246,771	$459,464	$168,910	$598,367
Net loss	$69,602	$185,944	$101,393	$270,622
Net loss per share, basic and diluted	$0.00	$0.00	$0.00	$0.00

	2007
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total income	$36,101	$20,162	$28,078	$37,659
General and administrative expenses	$275,118	$252,995	$164,711	$235,247
Net loss	$215,117	$158,333	$96,633	$24,488
Net loss per share, basic and diluted	$0.01	$0.01	$0.00	$0.00

Discussion of Quarterly Financial Information

In the last eight quarters, general expenses before stock-based compensation expenses have averaged $249,937.

Fourth Quarter Results

The Company incurred a net loss of $270,622 for the fourth quarter of 2008 compared to $24,488 for same quarter last year for a difference of $246,134.

The increase of the loss is mainly due to the increase in professional and audit fees for an amount of $382,801 related to the acquisition of the Sleeping Giant Mine on October 31, 2008 and to future tax benefits for an amount of $136,600.

The new services agreement renewed with BBH Geo-Management on July 1, 2008, essentially covers legal and computer graphics support services.  On July 1, 2008, six employees of BBH were transferred to Cadiscor.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the assets and liabilities reported in the financial statements. These estimates and assumptions also affect the presentation of contingencies as at the date of the financial statements, as well as revenue and expenses for the period. Critical estimates include valuation of the credit on duties refundable for losses and the refundable tax credit for resources, future income taxes or tax benefit, the possibility of recovering the value of long-term investments and mining properties and the fair value of stock options granted and certain amounts payable. Actual results could therefore differ from these estimates.

Mining Assets, Mining Properties and Deferred Expenditures

Mining properties are recorded at cost and related exploration costs are deferred, net of government assistance received. In the event of a production decision, costs related to a deposit and recorded under mining properties and deferred exploration expenditures are transferred to mining assets, and then amortized on the basis of units of production for the year and proven and probable ore reserves.  However, when a project is abandoned, the corresponding costs are charged against earnings.

Credit on Duties Refundable for Losses and Refundable Tax Credit for Resources

The Company is eligible for a refundable credit on duties under the Quebec Mining Duties Act. This refundable credit on duties is equal to 12% of expenses incurred for mining activities in Quebec and is recognized as a credit under deferred expenditures.

The Company is also eligible for a refundable tax credit for resources for mining industry companies in relation to eligible expenses incurred. The refundable tax credit for resources represents up to 35% of the amount of eligible expenses incurred. This tax credit is recognized as a credit under deferred expenditures.

Changes in Accounting Policy

Accounting Changes

Financial Instruments

On January 1, 2007, the Company adopted new accounting policies resulting from the application of new accounting standards published by the CICA relating to financial instruments:

•                  Section 3855, “Financial Instruments — Recognition and Measurement”, provides guidance on when a financial instrument must be recognized on the balance sheet and how it must be measured. It also provides guidance on the presentation of gains and losses on financial instruments.

•                  Section 1530, “Comprehensive Income”, requires an entity to recognize certain gains and losses in a separate statement, until such gains and losses are recognized in the statement of earnings.

•                  Section 3251, “Equity”, establishes standards for the presentation of equity and changes in equity during the reporting fiscal year.

Section 3861, “Financial Instruments — Disclosure and Presentation” deals with the disclosure of financial instruments and non-financial derivatives in the financial statements.

After initial recognition, the measurement of financial instruments depends on their classification: held for trading, available for sale, loans and receivables and other financial liabilities.

•                  Held for trading — Financial assets and financial liabilities required to be classified or designated as held for trading are measured at fair value, with gains, losses and transaction costs recorded in net earnings for the period in which they arise. Section 3855 allows an entity to designate any financial instrument as held for trading on initial recognition or adoption of the accounting standard if reliable fair values are available, even if that instrument would not otherwise satisfy the definition of a security held for trading. Transaction costs are recorded immediately in net earnings.

•                  Available for sale — Financial assets classified as available for sale are measured at fair value. Unrealized gains and losses are recognized directly in other comprehensive income, except for impairment losses, which are recognized in net earnings. Upon derecognition of the financial asset, the accumulated gains or losses previously recognized in accumulated other comprehensive income are reclassified to net earnings. Transaction costs are added to the carrying amount of the financial instrument.

•                  Loans and receivables — Financial assets classified as loans and receivables are measured at amortized cost using the effective interest method. Interest income or expenses are included in net earnings over the expected life of the financial instrument.

•                  Other financial liabilities - Financial liabilities classified as other financial liabilities are measured at amortized cost using the effective interest method.

Below is a summary of the classifications the Company has elected to apply to each of its significant categories of financial instruments outstanding as of January 1, 2007:

Cash and cash equivalents	Held for trading
Accounts receivable	Held for trading
Security deposit	Held for trading
Accounts payable and accrued liabilities	Held for trading
Long-term debt	Other financial liabilities

On January 1, 2008, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3862 and 3863, titled respectively “Financial Instruments - Disclosures” and “Financial Instruments — Presentation” which replace Section 3861 “Financial Instruments — Disclosures and Presentation”. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments recorded in the balance sheet or off balance sheet and how the entity manages those risks.

These new requirements only affect disclosure and do not have a financial impact on the Company’s financial statements.

Going Concern

On January 1, 2008, in accordance with the applicable transitional provisions, the Company adopted the new standards of Section 1400, “General Standards of Financial Statement Presentation”. This standard requires that management make an assessment of the Company’s ability to continue as a going concern over a period which is at least, but is not limited to, twelve months from the balance sheet date. The new requirements only address disclosures and have no impact on the Company’s financial results.

Capital Disclosures

On January 1, 2008, in accordance with the applicable transitional provisions, the Company adopted the recommendations of new Section 1535, “Capital Disclosures”. The new section establishes standards for disclosing information about an entity’s capital and how it is managed.(Note 15)

FUTURE CHANGES IN ACCOUNTING POLICY

International Financial Reporting Standards

In February 2008, the CICA published an exposure draft as guidance which requires the transition to IFRS to replace Canadian GAAP as currently employed by Canadian publicly accountable enterprises. The changeover will occur no later than fiscal years beginning on or after January 1, 2011.  Accordingly, the Company expects that its first interim financial statements presented in accordance with IFRS will be for the three-month period of the year ended December 31, 2011, when it prepares its current and comparative financial information in accordance with IFRS.  The Company expects this transition to have an effect on its accounting methods, presentation of financial information and information systems.

During the next quarters, the Company will develop its internal implementation plan in order To meet the guidelines of the future reporting requirements.

Other new standards were issued, but are not expected to have a material impact on the Company’s financial statements.

Outstanding Share Data

The Company is authorized to issue an unlimited number of common shares without par value.

The Company has a stock option plan for its officers, directors, key employees and consultants. During the year, the Company increased the number of common shares reserved for common stock option grants from 2,759,900 to 3,902,954. The maximum number of options that can be granted to any participant may not exceed 10% of the issued and outstanding shares of the capital stock. The strike price of the options granted may not be less than the market price, which corresponds to the discounted price of the common shares on the TSX Toronto Venture Exchange on the date of the option grant. The options granted are valid for a period established by the board of directors, not to exceed ten years from the date the options are granted.

At December 31, 2008, the Company had 43,315,260 shares (33,575,000 shares at December 31, 2007) and 3,276,000 stock options issued and outstanding, of which 3,126,000 were exercisable at prices of from $0.41 to $1.00 each, with expiry dates ranging from December 25, 2009 to June 17, 2013. In fiscal 2008, the Company granted 1,626,000 stock options to officers, directors, consultants and employees of the Company’s suppliers. These options have a strike price of from $0.41 to $0.61 each and are exercisable for a five-year period.

As December 31, 2008, the Company had 6,614,236 (5,062,030 as of December 31, 2007) warrants outstanding that could be exercised at prices between $0.55 and $1.00, with maturity dates from February 10, 2009 to December 31, 2010.  During the year, the Company issued 3,163,636 warrants pursuant to private placements and the acquisition of the Sleeping Giant Mine. These warrants have strike prices of $0.55 and $0.70 and are exercisable until March 1 and December 31, 2010. As of February 10, 2009, 2,400,600 warrants expired, unexercised.

At March 12, 2009, the Company had 43,315,260 shares, 3,276,000 stock options and 4,213,636 warrants issued and outstanding.

Risks and Uncertainties

Fair Value

Cash and cash equivalents, tax credits receivable, deposits on exploration work and accounts payable and accrued liabilities are financial instruments whose carrying value is comparable to their fair value due to their short-term maturities or the prevailing market rates.

Credit Risk

Cash and cash equivalents are deposit in a banking account at a Canadian financial institution and invested in high quality securities.

Interest Rate Risk

At December 31, 2008, the Company’s exposure to interest rate risk was as follows:

•                  Liquidity and cash assets – floating interest rate

•                  Amounts receivable – interest-free

•                  Amounts payable – interest-free

In management’s opinion, the Company was not exposed to any interest rate risk as at December 31, 2008.

Financial Risk

The Company is considered as an exploration company. It must obtain financing regularly to continue its operations.  While it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future.

Exploration and Mining

Exploration and mining activities are subject to a high level of risk. Few exploration properties reach the production stage. Unusual or unexpected formations, fires, power failures, labour disputes, floods, explosions, subsidence, landslides and the inability to locate the appropriate or adequate manpower, machinery or equipment are all risks associated with mining activities and the execution of exploration programs.

The development of resource properties depends on many factors, including the cost of mining, variations in the material mined, fluctuations in the commodities and exchange markets, the cost of processing equipment and other factors such as native claims, government regulations including in particular regulations on royalties, authorized production, importation and exportation of natural resources and environmental protection. Depending on the price of the commodities produced, the Company may decide not to undertake or continue commercial production. There can be no assurance that the exploration expenses incurred by the Company will result in the discovery of commercial quantities of ore. Most exploration projects do not result in the discovery of economic deposits.

Environmental and Other Regulations

Current, possible or future environmental legislation, regulations and measures may entail unforeseeable additional cost, capital expenditures, restrictions or delays in the Company’s activities. The requirements of the environmental regulations and standards are constantly re-evaluated and may be considerably increased, which could seriously hamper the Company or its ability to develop its properties economically. Before a property can enter into production, the Company must obtain regulatory and environmental approvals from authorities. There can be no assurance that such approvals will be obtained or that they will be obtained in a timely manner. The cost related to assessing changes in government regulations may reduce the profitability of the operation or altogether prevent a property from being developed. The Company considers that it is in material compliance with the existing environmental legislation.

Financing and Development

The Company has incurred losses to date and does not presently have all the financial resources required to finance its planned exploration and development programs. Development of the Company’s properties therefore depends on its ability to obtain the additional financing required. There can be no assurance that the Company will succeed in obtaining the required funding. Failure to do so may lead to substantial dilution of its interests (existing or to be acquired) in its properties.

Furthermore, the Company has limited experience in putting a resource property into production, and its ability to do so depends on the use of experienced people or in the signature of agreements with major resource companies that can produce such expertise.

Commodity Prices

The market for gold can be affected by factors beyond the Company’s control. Commodities prices have fluctuated widely, particularly in recent years. The impact of these factors cannot be accurately predicted.

Uninsured Risks

The Company could become liable for subsidence, pollution and other risks against which it cannot insure itself or chooses not to insure itself due to the high cost of premiums or for some other reason. Payment of such liabilities could decrease or even eliminate the funds available for exploration and mining activities.

Key Personnel

The Company’s success is related to its ability to attract and keep qualified personnel, particularly its senior officers and qualified geological personnel, as there is considerable competition in this field. The Company’s inability to recruit qualified personnel and the loss of key employees could compromise the pace and success of its activities.

Property Title

Although the Company has taken steps to verify property titles relating to the mining assets in which it holds an interest in line with industry standards for the current exploration stage of such assets, its right to property title cannot be guaranteed. Property title may be subject to unregistered prior agreements and be non-compliant with regulatory requirements.

Disclosure Controls and Procedures

The President and Chief Executive Officer and a person performing similar functions to a Chief Financial Officer have designed, or supervised the design of, disclosure controls and procedures to provide reasonable assurance that the material information relating to the Company is made known to them, particularly during the interim and annual document preparation period. They have also designed or had designed internal reporting controls to provide reasonable assurance that financial reporting is reliable and that the financial statements are designed to report financial information in accordance with Canadian generally accepted accounting principles.

Additional Information and Continuous Disclosure

This management discussion and analysis was prepared on March 12, 2009, and complies with Regulation 51-102 on continuous disclosure. This management discussion and analysis is intended to help the reader understand and assess the material changes and trends affecting the Company’s results and financial position. It presents management’s point of view on the Company’s ongoing activities and its current and past financial results, as well as an outlook of the activities planned for the coming months. The Company regularly discloses additional information through press releases and financial statements on the Company website (www.cadiscor.com) and filed on SEDAR (www.sedar.com) and other documents on EDGAR (www.sec.gov/edgar.shtml).

Michel Bouchard	Pauline Comtois
President & Chief Executive Officer	Treasurer

Management’s Responsibility for Financial Reporting

Management is responsible for the financial statements of Cadiscor Resources Inc. and the financial information contained in this report. The financial statements are prepared by management in accordance with generally accepted accounting principles in Canada and necessarily include amounts based on best estimates and judgments of management.

Management maintains a system of internal control to provide reasonable assurance that assets are safeguarded from any loss or unauthorized use and that financial information is reliable and available in a timely manner.

Primarily through its Audit Committee, the Board of Directors oversees management’s responsibility with regard to presentation of the information, and reviews and approves the financial statements.

The Board of Directors appoints the Audit Committee. Two of its three members are independent directors, and all three are external directors. The committee meets from time to time with management as well as the external auditors to discuss matters related to internal controls, audit results, accounting principles and related subjects.

Petrie Raymond, LLP, chartered accountants, an independent chartered accounting firm, was appointed to audit the Company’s financial statements and issue an opinion on them.

On the recommendation of the audit committee, the board of directors has approved the Company’s financial statements for the years ended December 31, 2008 and 2007.

Michel Bouchard,	Pauline Comtois,
President and Chief Executive Officer	Treasurer

Boucherville, Canada
March 12, 2009

255 CRÉMAZIE BLVD. EAST – SUITE 1000

MONTRÉAL (QUÉBEC)  H2M 1M2

TEL.: (514) 342-4740

FAX: (514) 737-4049

Auditors’ Report to the Shareholders

We have audited the balance sheets of Cadiscor Resources Inc. as at December 31, 2008 and 2007 and the statements of deferred expenditures, operations, comprehensive income and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company’s as at December 31, 2008 and 2007 and its results of operations and cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

(1)

Limited Liability Partnership

Chartered Accountants

Montreal, Canada

February 25, 2009

(1)           CA auditor permit No. 20507

CADISCOR RESOURCES INC.

BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

	2008	2007
		restated

ASSETS

CURRENT ASSETS
Cash and cash equivalents (Note 3)	$2,275,711	$2,826,722
Account receivable	28,623	—
Tax credits receivable (Note 4)	452,663	1,435,000
Sales taxes recoverable	74,688	166,191
Prepaid expenses	336,405	23,985
	3,168,090	4,451,898
SECURITY DEPOSIT (Note 10)	1,769,156	—
MINING ASSETS (Note 5)	8,594,269	—
MINING PROPERTIES (Note 6)	4,991,911	5,891,405
DEFERRED EXPENDITURES (Note 7)	3,920,120	3,454,143
PROPERTY AND EQUIPMENT (Note 8)	172,859	25,661
	$22,616,405	$13,823,107

LIABILITIES

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$729,732	$474,630

Long-term debt maturing within the next year	7,416	—
	737,148	474,630

LONG-TERM DEBT (Note 9)	3,378,214	—

ASSET RETIREMENT OBLIGATION (Note 10)	1,769,156	—

FUTURE INCOME TAXES (Note 19)	1,346,300	2,079,900
	7,230,818	2,554,530
SHAREHOLDERS’ EQUITY

Equity component of convertible debenture (Note 9)	151,554	—
Capital stock (Note 11)	15,163,847	11,934,996
Warrants and stock options (Note 13)	2,091,132	1,287,132
Contributed surplus (Note 14)	577,000	16.834
Deficit	(2,597,946)	(1,970,385)
	15,385,587	11,268,577
	$22,616,405	$13,823,107

See notes to the financial statements.

ON BEHALF OF THE BOARD OF DIRECTORS

Michel Bouchard, Director	Richard Jacques, Director

CADISCOR RESOURCES INC.

STATEMENTS OF DEFERRED EXPENDITURES

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

	2008	2007

EXPLORATION EXPENSES

Salaries and fringe benefits	$28,213	$—
Consultants and subcontractors	126,744	286,086
Labour	159,267	484,917
Drilling	305,493	2,172,265
Geophysics and geochemistry	30,818	127,022
Laboratory and assaying	99,651	108,418
Management fees	57,316	311,839
Travel and lodging	50,795	85,368
Supplies and equipment rental	34,414	66,640
General exploration expenses	29,697	23,975
Amortization of property and equipment	2,175	906
	924,583	3,667,436

Transfer to mining assets	(226,897)	—

Credits for mining duties and other exploration-related credits	(231,709)	(1,435,000)

NET INCREASE IN DEFERRED EXPENDITURES	465,977	2,232,436

BALANCE, BEGINNING OF YEAR	3,454,143	1,221,707

BALANCE, END OF YEAR	$3,920,120	$3,454,143

See notes to the financial statements.

CADISCOR RESOURCES INC.

STATEMENTS OF OPERATIONS, COMPREHENSIVE INCOME AND DEFICIT

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

	2008	2007

INTEREST INCOME	$112,351	$122,000

GENERAL AND ADMINISTRATIVE EXPENSES
Salaries and fringe benefits	118,455	—
Professional fees	455,200	127,261
Legal and audit fees	135,244	112,202
Stock-based compensation	359,242	42,844
Directors’ fees	13,700	10,500
Shareholder communications	28,429	36,930
Investor relations	192,874	392,579
Listing and registrar fees	24,789	43,779
Travel	65,701	27,635
Rent	29,418	24,000
Insurance	36,324	27,404
Office expenses	25,292	25,247
Part XII.6 tax (recovery)	(23,947)	55,891
Taxes and permits	5,855	882
Interest and bank charges	678	917
Amortization of property and equipment	6,258	—
	1,473,512	928,071

LOSS BEFORE INCOME TAXES	1,361,161	806,071

FUTURE INCOME TAX BENEFIT	(733,600)	(311,500)

NET LOSS AND COMPREHENSIVE INCOME	627,561	494,571

DEFICIT, BEGINNING OF YEAR	1,970,385	1,475,814

DEFICIT, END OF YEAR	$2,597,946	$1,970,385

NET LOSS PER SHARE, BASIC AND DILUTED	$0.016	$0.016

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (in thousands)	38,835	29,584

See notes to the financial statements.

CADISCOR RESOURCES INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

	2008	2007
CASH FLOW FROM (USED IN) OPERATING ACTIVITIES:
Net loss	$(627,561)	$(494,571)
Items not affecting cash
Stock-based compensation	359,242	42,844
Amortization of property, plant & equipment	6,258	—
Future income tax benefit	(733,600)	(311,500)
Changes in non-cash working capital items (Note 20)	78,655	(6,724)
	(1,074,316)	(769,951)

CASH FLOW FROM (USED IN) INVESTING ACTIVITIES:
Tax credits receivable	982,337	—
Acquisition of mining properties	(10,000)	(323,333)
Acquisition of mining assets	(5,898,677)	—
Increase in deferred expenditures	(606,482)	(3,630,435)
Addition to property, plant & equipment	(162,632)	(26,567)
	(5,695,454)	(3,980,335)

CASH FLOW FROM (USED IN) FINANCING ACTIVITIES:
Increase in long-term debt	3,538,408	—
Repayments of long-term debt	(1,224)	—
Common share and warrant issuance	3,000,000	3,800,700
Common share issue costs	(318,425)	(400,885)
	6,218,759	3,399,815

NET DECREASE IN CASH AND CASH EQUIVALENTS	(551,011)	(1,350,471)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,826,722	4,177,193

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,275,711	$2,826,722

CADISCOR RESOURCES INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

Supplemental cash flow information	2008	2007
		restated
Items related to operating, financing and investing activities not affecting cash:

Acquisition of mining assets in exchange of share issuance	$1,500,000	$—

Acquisition of mining properties in exchange of share issuance	$—	$778,500

Deferred expenditures included in accounts payable	$84,217	$378,239

Amortization included in mining assets	$7,001	$—

Amortization included in deferred expenditures	$2,175	$906

Shares issue costs paid by warrants	$137,542	$87,160

Future income tax expense included in common share issue costs	$—	$315,200

Acquisition of mining properties in exchange of warrants	$—	$89,400

Acquisition of mining assets in exchange of warrants	$52,200	$—

Security deposit transferred to the Company following the acquisition of Sleeping Giant Mine	$1,769,156	$—

Asset retirement obligation transferred to the Company following the acquisition of the Sleeping Giant Mine	$1,769,156	$—

Transfer of the balance of mining properties to mining assets following the acquisition of the Sleeping Giant Mine	$909,494	$—

Transfer of the balance of deferred expenditures to mining assets following the acquisition of the Sleeping Giant Mine	$226,897	$—

See notes to the financial statements.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

1.     INCORPORATION, NATURE OF OPERATIONS AND GOING CONCERN

The Company, incorporated under the Canadian Business Corporations Act, is in the business of acquiring and exploring mining properties to an eventual commercial production. The recoverability of the cost of mining properties is dependent upon the existence of economically recoverable reserves, the Company’s ability to obtain the financing required to pursue the exploration and development of its properties, and future profitable production or proceeds from the disposal of properties.

For the year ended December 31, 2008, the Company recorded a loss of $627,561 ($494,571 in 2007). In addition to ongoing working capital requirements, the Company must secure sufficient funding to meet its existing commitments for exploration and development programs and pay general and administrative costs.

Management periodically seeks additional forms of financing through the issuance of new equity instruments and the exercise of stock options to continue its operations, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future. Without new funding being available, the Company may be unable to continue its operations, and amounts realized for assets may be less than amounts reflected in these financial statements.

Although management has taken steps to verify title to mining properties in which the Company has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and non-compliant with regulatory requirements.

The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. These financial statements do not reflect the adjustment to the carrying values of assets and liabilities, the reported revenues and expenses and balance sheet classifications that would be necessary were the going concern assumption not appropriate. These adjustments could be material.

2.     SIGNIFICANT ACCOUNTING POLICIES

CHANGES IN ACCOUNTING POLICY

Financial Instruments

On January 1, 2007, the Company adopted new accounting policies resulting from the application of new accounting standards published by the CICA relating to financial instruments:

•                  Section 3855, “Financial Instruments — Recognition and Measurement”, provides guidance on when a financial instrument must be recognized on the balance sheet and how it must be measured. It also provides guidance on the presentation of gains and losses on financial instruments.

•                  Section 1530, “Comprehensive Income”, requires an entity to recognize certain gains and losses in a separate statement, until such gains and losses are recognized in the statement of earnings.

•                  Section 3251, “Equity”, establishes standards for the presentation of equity and changes in equity during the reporting fiscal year.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

2.     SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

CHANGES IN ACCOUNTING POLICY (CONT’D)

•                  Section 3861, “Financial Instruments — Disclosure and Presentation” deals with the disclosure of financial instruments and non-financial derivatives in the financial statements.

After initial recognition, the measurement of financial instruments depends on their classification: held for trading, available for sale, loans and receivables and other financial liabilities.

•                  Held for trading — Financial assets and financial liabilities required to be classified or designated as held for trading are measured at fair value, with gains, losses and transaction costs recorded in net earnings for the period in which they arise. Section 3855 allows an entity to designate any financial instrument as held for trading on initial recognition or adoption of the accounting standard if reliable fair values are available, even if that instrument would not otherwise satisfy the definition of a security held for trading. Transaction costs are recorded immediately in net earnings.

•                  Available for sale — Financial assets classified as available for sale are measured at fair value. Unrealized gains and losses are recognized directly in other comprehensive income, except for impairment losses, which are recognized in net earnings. Upon derecognition of the financial asset, the accumulated gains or losses previously recognized in accumulated other comprehensive income are reclassified to net earnings. Transaction costs are added to the carrying amount of the financial instrument.

•                  Loans and receivables — Financial assets classified as loans and receivables are measured at amortized cost using the effective interest method. Interest income or expenses are included in net earnings over the expected life of the financial instrument.

Other financial liabilities - Financial liabilities classified as other financial liabilities are measured at amortized cost using the effective interest method.

Below is a summary of the classifications the Company has elected to apply to each of its significant categories of financial instruments outstanding as of January 1, 2007:

Cash and cash equivalents	Held for trading
Accounts receivable	Held for trading
Security deposit	Held for trading
Accounts payable and accrued liabilities	Held for trading
Long-term debt	Other financial liabilities

On January 1, 2008, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3862 and 3863, titled respectively “Financial Instruments - Disclosures” and “Financial Instruments — Presentation” which replace Section 3861 “Financial Instruments — Disclosures and Presentation”. These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments recorded in the balance sheet or off balance sheet and how the entity manages those risks.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

2.     SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

CHANGES IN ACCOUNTING POLICY (CONT’D)

These new requirements only affect disclosure and do not have a financial impact on the Company’s financial statements.

Going Concern

On January 1, 2008, in accordance with the applicable transitional provisions, the Company adopted the new standards of Section 1400, “General Standards of Financial Statement Presentation”. This standard requires that management make an assessment of the Company’s ability to continue as a going concern over a period which is at least, but is not limited to, twelve months from the balance sheet date. The new requirements only address disclosures and have no impact on the Company’s financial results.

Capital Disclosures

On January 1, 2008, in accordance with the applicable transitional provisions, the Company adopted the recommendations of new Section 1535, “Capital Disclosures”. The new section establishes standards for disclosing information about an entity’s capital and how it is managed.(Note 15)

FUTURE CHANGES IN ACCOUNTING POLICY

International Financial Reporting Standards

In February 2008, the CICA published an exposure draft as guidance which requires the transition to IFRS to replace Canadian GAAP as currently employed by Canadian publicly accountable enterprises. The changeover will occur no later than fiscal years beginning on or after January 1, 2011.  Accordingly, the Company expects that its first interim financial statements presented in accordance with IFRS will be for the three-month period of the year ended December 31, 2011, when it prepares its current and comparative financial information in accordance with IFRS.  The Company expects this transition to have an effect on its accounting methods, presentation of financial information and information systems.

During the next quarters, the Company will develop its internal implementation plan in order to meet the guidelines of the future reporting requirements.

Other new standards were issued, but are not expected to have a material impact on the Company’s financial statements.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash, bank balances and highly-liquid short-term investments initially maturing within three months of their acquisition date.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

2.     SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

FUTURE CHANGES IN ACCOUNTING POLICY (CONT’D)

MINING ASSETS, PROPERTIES AND DEFERRED EXPENDITURES

Mining properties are recorded at cost and related exploration costs are deferred, net of government assistance received. In the event of a production decision, costs related to a deposit and recorded under mining properties and deferred exploration expenditures are transferred to mining asset, and then amortized on the basis of units of production for the year and proven and probable ore reserves.  However, when a project is abandoned, the corresponding costs are charged against earnings.

CREDIT ON MINING DUTIES REFUNDABLE FOR LOSSES AND REFUNDABLE TAX CREDIT FOR RESOURCES

The Company is eligible for a refundable credit on mining duties under the Quebec Mining Duties Act. This refundable credit on mining duties is equal to 12% of expenses incurred for mining activities in Quebec and is recognized as a credit under deferred expenditures.

The Company is also eligible for a refundable tax credit for resources for mining industry companies in relation to eligible expenses incurred. The refundable tax credit for resources represents up to 35% of the amount of eligible expenses incurred. This tax credit is recognized as a credit under deferred expenditures.

PROPERTY AND EQUIPMENT

Property, plant and equipment are amortized using the diminishing balance method at a rate of 30% for rolling stock and a rate of 20% for machinery and equipment, furniture and equipment, and using the straight line method over five years for the fence and over three for computer equipment.

ASSET RETIREMENT OBLIGATION

The Company recognizes contractual, statutory and legal obligations associated with retirement of mining properties when those obligations result from the acquisition, construction, development or normal operation of the assets.  Initially, a liability for asset retirement obligation is recognized at its fair value in the period in which it is incurred.  Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the costs is amortized as an expense over the economic life of the related asset.  Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows to settle the obligation.

CAPITAL STOCK

Shares issued in consideration of non-monetary items are recorded at fair value.

Flow-through shares are issued in consideration of the proceeds received, which corresponds to their fair value.

When mining properties are acquired, the carrying value may exceed the fiscal value as the Company renounces deductions to the investors concerned. The Company also issues flow-through shares with no premium or discount relating to the renunciation of tax benefits to investors.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

2.                  SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

CAPITAL STOCK (CONT’D)

Share issue costs and future income taxes arising from the difference between carrying value and fiscal value are included in capital stock as a credit.

STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

The Company offers the stock option plan described in Note 12 for its directors, management, consultants and service providers. Any consideration received from participants in the plan on the exercise of options is included in capital stock as a credit.

In accordance with canadian generally accepted accounting principles, the Company recognizes options granted under the stock option plan using the fair value method. Consequently, stock-based compensation expenses are recognized at fair value as at the grant date, and are charged to earnings over the vesting period.

The Company recognizes warrants granted pursuant to some financings using the fair value method. Warrants are recorded based on fair value determined using the Black-Scholes option pricing model.

When options or warrants are granted, the remuneration expense is charged to the activity in question and the counterpart to contributed surplus.

Any counterpart paid by the participants when options or warrants are exercised, as well as any contributed surplus created when options or warrants are granted, are included in capital stock as a credit.

INCOME TAXES

The Company records its income taxes using the balance sheet method. Under this method, future income tax assets and liabilities are recognized taking into account temporary deductible or taxable differences between the carrying value and the fiscal value of assets and liabilities, using the effective or practically effective income tax rate applicable for the year in which the differences should be reversed.

The Company establishes a valuation allowance for a future income tax asset if, based on available information, it is more likely than not that part or all of the future income tax asset will not be realized.

NET LOSS PER SHARE

The basic and diluted net loss per share is calculated based on the weighted-average number of common shares outstanding during the year.

USE OF ESTIMATES

The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the assets and liabilities reported in the financial statements. These estimates and assumptions also affect the presentation of contingencies as at the date of the financial statements, as well as revenue and expenses for the period.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

2.              SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

USE OF ESTIMATES (CONT’D)

Critical estimates include valuation of the credit on duties refundable for losses and the refundable tax credit for resources, future income taxes or tax benefit, the possibility of recovering the value of mining properties and deferred expenditures, the fair value of stock options and warrants granted, the asset retirement obligation and certain amounts payable. Actual results could therefore differ from these estimates.

3.              CASH AND CASH EQUIVALENTS

	2008	2007

Cash	$289,275	$822,402
Term deposits, at a rate of 1.65% (4.38% as at Dec. 31, 2007)	$1,986,436	$2,004,320

	$2,275,711	$2,826,722

4.              TAX CREDITS RECEIVABLE

	2008	2007

Quebec refundable credit on mining duties at a rate of 12%

2007	$267,663	$235,000
2008	34,000	—

Refundable credit for resources related to exploration at a rate of 35%

2007	—	1,200,000
2008	151,000	—

	$452,663	$1,435,000

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

5.                      MINING ASSETS

SLEEPING GIANT MINE	Cost(1)	Accumulated Amortization(2)	Net Value 2008	Net Value 2007

Mining properties	$1,118,694	$—	$1,118,694	$—
Deferred expenditures(3)	2,632,575	—	2,632,575	—
Building / mill	268,000	—	268,000	—
Equipment	4,575,000	—	4,575,000	—
	$8,594,269	$—	$8,594,269	$—

(1)          The Company’s policy is to capitalize interest related to its mining assets during the asset development phase.

(2)          No amortization was calculated as the mining assets were not being used as at December 31, 2008.

(3)          The increase of exploration expenses for the year was $2,392,683.

6.              MINING PROPERTIES

	Interest	2008	2007
			restated
Sleeping Giant Mine (1)	100%	$—	909,494
Discovery and Montbray	100%	$4,700,172	$4,700,172
Flordin	100%	210,000	210,000
Cameron Shear	50%	78,500	68,500
Florence	100%	3,239	3,239
Dormex	100%	—	—

		$4,991,911	$5,891,405

(1)          Following the closing of the Sleeping Giant Mine acquisition in October 2008, $909,494 of mining properties has been reclassified as mining assets.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

7.              DEFERRED EXPENDITURES

Mining properties	Balance at December 31, 2007	Reclassification as mining assets	Exploration Expenses	Tax credits	Balance at December 31, 2008

Sleeping Giant	$226,897	$(226,897)	$—	$—	$—
Discovery	3,047,202	—	450,878	(188,756)	3,309,324
Montbray	1,992	—	1,583	—	3,575
Flordin	81,964	—	285,418	(13,920)	353,462
Cameron Shear	94,469	—	175,217	(24,918)	244,768
Florence	1,619	—	910	(490)	2,039
Dormex	—	—	10,577	(3,625)	6,952

	$3,454,143	$(226,897)	$924,583	$(231,709)	$3,920,120

Mining properties	Balance at December 31, 2006	Reclassification as mining assets	Exploration Expenses	Tax credits	Balance at December 31, 2007

Sleeping Giant	$—	$—	$261,897	$(35,000)	$226,897
Discovery	1,217,020	—	3,107,182	(1,277,000)	3,047,202
Montbray	1,406	—	586	—	1,992
Flordin	—	—	138,964	(57,000)	81,964
Cameron Shear	3,281	—	157,188	(66,000)	94,469
Florence	—	—	1,619	—	1,619
Dormex	—	—	—	—	—

	$1,221,707	$—	$3,667,436	$(1,435,000)	$3,454,143

8.              PROPERTY AND EQUIPMENT

	Cost	Accumulated Amortization	Net Value 2008

Land	$15,691	$—	$15,691
Machinery and equipment	86,450	4,040	82,410
Rolling stock	39,471	2,960	36,511
Computer equipment	24,161	5,107	19,054
Furniture and equipment	12,550	1,152	11,398
Fence	10,876	3,081	7,795
	$189,199	$16,340	$172,859

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

8.              PROPERTY AND EQUIPMENT (CONT’D)

	Cost	Accumulated Amortization	Net Value 2007

Land	$15,691	$—	$15,691
Fence	10,876	906	9,970
	$26,567	$906	$25,661

9.              LONG TERM DEBT

	2008	2007
Three-year $3,500,000 unsecured convertible debenture bearing interest at 5% per year and payable in advance, maturing on October 31, 2011. The debenture can be converted into Company’s shares at $0.47 per share the first year, $0.51 per share the second year and $0.56 per share the third year. The Company may redeem the debenture at any time. The Company may force conversion if the shares trade at a 15% premium over the conversion price for a period of 20 consecutive days.	$3,500,000	$—

Unsecured loan repayable in 60 monthly instalments of $672 of capital and interest, bearing interest at 1.9% and maturing on October 23, 2013	37,184	—

Equity component of convertible debenture	(151,554)
	3,385,630	—
Portion maturing within the next year	7,416	—
	$3,378,214	$—

Capital repayments to be made over the next five years:

2009:  $7,416,   2010: $7,558,   2011:  $3,507,703,   2012:  $7,850,   2013:  $6,657

10.       ASSET RETIREMENT OBLIGATION

The asset retirement obligation consists of mine closure of the Sleeping Giant Mine.  The Company has recorded the following amount:

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

10.       ASSET RETIREMENT OBLIGATION (CONT’D)

	2008	2007
Asset retirement obligation, beginning of year	— $	— $
Addition to provision	1,769,156	—

Asset retirement obligation, end of year	1,769,156 $	— $

The total undiscounted amount of estimated cash flows required to settle the asset retirement obligation at the Sleeping Giant Mine property is $2,527,366, which has been discounted using credit-adjusted risk-free rates of 7%.  The asset retirement obligation is not expected to be paid for several years in the future and is intended to be funded using the security deposit of $1,769,156 held by the Ministry of Natural Resources and Wildlife and the product of the sale of the Sleeping Giant Mine.

11.       CAPITAL STOCK

Authorized

Unlimited number of common shares without par value.

Unlimited number of preferred shares without par value issuable in series, with rights, privileges, restrictions and conditions to be determined by the board of directors.

	2008		2007
	Common shares	Amount	Common shares	Amount
				Restated
Issued and fully paid

Balance, beginning of year
Previously stated	33,575,000	12,408,447	27,599,000	$8,632,492

Prior years restatement (Note 22)	—	(473,451)	—	(199,783)

Restated balance	33,575,000	11,934,996	27,599,000	8,432,709

In consideration of mining properties	4,285,715	1,500,000	975,000	778,500

In cash
Flow-through private placement	—	—	1,000,000	1,000,000
Private placement	5,454,545	2,184,818	4,001,000	2,527,032

Issue costs
Professional fees	—	(318,425)	—	(400,885)
Warrants	—	(137,542)	—	(87,160)
Future income tax	—	—	—	(315,220)

Balance, end of year	43,315,260	15,163,847	33,575,000	$11,934,996

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

11.       CAPITAL STOCK (CONT’D)

On February 29, 2008, the Company has closed a $3,000,000 private placement of 5,454,545 units at a price of $0.55 per unit.  Each unit is comprised of one common share and one half of one warrant.  Each full warrant entitles the holder to purchase one common share at a price of $0.70 for a period of 24 months after February 29, 2008.

WARRANTS

As at December 31, 2008, 6,614,236 warrants (5,062,030 at December 31, 2007) were outstanding. Each warrant entitles its holder to purchase one share of the Company.  Changes to the number of warrants are shown in the following table:

	2008			2007
	Number	Weighted average strike price	Fair Value	Number	Weighted average strike price	Fair Value
Balance, beginning of year	5,062,030	$0.91	752,883	1,611,430	$1.18	302,655
Issued	3,163,636	$0.68	1,004,924	3,450,600	$0.85	450,228
Cancelled	(1,611,430)	$1.18	(302,655)	—	—	—

Balance, end of year	6,614,236	$0.81	1,455,152	5,062,030	$0.91	752,883

The strike price and the maturity are the following:

Strike Price	Number		Maturity
$0.70	400,100		February 10, 2009
$0.95	2,000,500		February 10, 2009
$1.00	50,000		April 30, 2009
$0.70	2,727,273	(2)	March 1, 2010
$0.55	436,363	(1)	March 1, 2010
$0.70	1,000,000	(3)	December 31, 2010
	6,614,236

(1)      On February 29, 2008, pursuant to a private placement, the Company issued Becher McMahon Capital Markets Inc. broker options equal to 8% of the total number of units sold under the placement (436,363 units). Each broker option allows the broker to purchase one unit at the issue price until March 1, 2010. One unit at $0.55 consisted of one common share and half a warrant. Each full warrant entitles the holder to purchase one share at $0.70 per share. A total of 218,181 warrants could eventually be exercised. The fair value of each option granted was determined using the Black-Scholes option-pricing model. At the date of the grant, the fair value of the broker options granted was $0.3152 per option.

(2)      On February 29, 2008, pursuant to a private placement the Company issued 2,727,273 warrants.  Each warrant allows to purchase one share at a price of $0.70.  The fair value of each warrant granted was determined using the Black-Scholes option-pricing model. At the late of the grant, the fair value of the warrants granted was $0.2989 per warrant.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

11.       CAPITAL STOCK (CONT’D)

WARRANTS (CONT’D)

(3)      On October 14, 2008 the Company changed the strike price to $0.70 from $1.00 and prolong the maturity date to December 31, 2010 for the 1,000,000 warrants issued on December 11, 2007.  The effect of that change was the reassessment of the fair valued each warrant granted using the Black-Scholes option-pricing model.  At that date, the reassessment of each warrant granted was $0.0522 per warrant.

During the year ended December 31, 2008, 3,163,636 warrants were issued.

The following weighted-average assumptions were used in the calculation:

Risk-free interest rate	2.75%
Expected life	2 years
Expected volatility	76%
Expected dividend	0.0%

An amount of $137,542 was recognized as share issue costs and credited to contributed surplus.

12.           STOCK OPTION PLAN

The Company has a stock option plan for its officers, directors, key employees and consultants. During the year, the Company increased the number of common shares reserved for common stock option grants from 2,759,900 to 3,902,954. The maximum number of options that can be granted to any participant may not exceed 10% of the issued and outstanding shares of the capital stock. The strike price of the options granted may not be less than the market price, which corresponds to the discounted price of the common shares on the TSX Toronto Venture Exchange on the date of the option grant. The options granted are valid for a period established by the board of directors, not to exceed ten years from the date the options are granted.

Stock options change that occurred during the year are as follows:

	2008		2007
	Number of options	Weighted-average strike price	Number of options	Weighted-average strike price
Balance, beginning of year	2,361,980	$0.93	2,301,980	$0.93
Granted	1,626,000	$0.45	141,000	$1.00
Cancelled	(711,980)	$0.70	(81,000)	$1.00

Balance, end of year	3,276,000	$0.74	2,361,980	$0.93

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

12.           STOCK OPTION PLAN (CONT’D)

Stock options outstanding and exercisable as at December 31, 2008, are shown in the following table:

Options outstanding			Options exercisable
Strike price	Number	Average remaining lifespan (years)	Strike price	Number
$1.00	1,760,000	2.77	$1.00	1,760,000
$0.61	96,000	4.15	$0.61	96,000
$0.43	1,120,000	4.40	$0.43	1,120,000
$0.41	300,000	0.98	$0.41	150,000
$0.74	3,276,000		$0.75	3,126,000

During the year ended December 31, 2008, a total of 1,626,000 options were granted to officers, directors, consultants and key employees of a service provider of the Company.

The fair value of each option granted was determined using the Black-Scholes option-pricing model. At the grant date, the weighted average fair value of the options granted was $0.2434 per option.

The following weighted average assumptions were used in the calculation:

Risk-free interest rate	3.19%
Expected life	2.75 years
Expected volatility	87.82%
Expected dividend	0.0%

An amount of $359,242 was recognized in the results for the exercise and credited to contributed surplus regarding the vested options whose rights are vested.

13.           WARRANTS AND STOCK OPTIONS

	2008	2007
		restated
Balance, beginning of year
Previously stated	$1,287,132	$611,111
Prior years restatement	—	199,783
Restated balance	1,287,132	810,894

Issued
- Warrants	1,004,924	450,228
- Stock otions	359,242	42,844
Cancelled and expired
- Warrants	(302,655)	—
- Stock options	(257,511)	(16,834)
Balance, end of year	$2,091,132	$1,287,132

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

14.           CONTRIBUTED SURPLUS

	2008	2007
Balance, beginning of year	$16,834	—

Cancelled and expired
- Warrants (Note 11)	302,655	—
- Stock options (Note 12)	257,511	16,834
Balance, end of year	$577,000	$16,834

15.             CAPITAL DISCLOSURES

The Company’s objective for capital management is to ensure that it can continue as a going concern in order to pursue the development of its mining properties and to the production of his mining assets.

The Company defines capital as shareholders’ equity, comprising capital stock, contributed surplus, warrants and stock options and equity component of convertible debenture.  ($17,983,533 - $13,238,962 in 2007)

The Company is not subject to any external requirements regarding its capital.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no significant changes in the Company’s approach to capital management during the year ended December 31, 2008.

16.                   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

MARKET RISK

The Company is exposed to risk related to fluctuations in the gold price, as the gold price influences the potential economics of the Company’s mining properties and therefore has an effect on its exploration plan and on the possible decision on whether to proceed with a possible production.

CREDIT RISK

The financial instruments that expose the Company to market risk and concentration of credit risk include cash and cash equivalents, account receivable and income tax credits receivable. The Company invests its cash and cash equivalents in high quality instruments issued by financial institutions. The Company does not have any security on its financial instruments subject to credit risk, but mitigates such risk by only transacting with a diversified group of partners with strong financial conditions, and consequently does not anticipate any losses.

LIQUIDITY RISK

The Company manages its liquidity risk by using budgets that enable it to determine the amounts required to fund its exploration programs. The Company also ensures that it has sufficient working capital available to meet its day-to-day commitments.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

16.                   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (CONT’D)

FAIR VALUE

Cash and cash equivalents account receivable, security deposit and accounts payable and accrued liabilities are valued at their book value, which is similar to their fair value. Long term debt is classified as another financial liability and is valued at cost after amortization according to the effective interest rate method.

17.           COMMITMENTS AND CONTINGENCY

On May 26, 2008, the Company signed a two-year lease with Sogecor 2000 Inc. for the use of office space as of July 1, 2008, for a monthly rent of $2,680.  The resulting commitment is:  $32,160 for 2009 and $16,080 for 2010.

The Company has two leases for photocopiers in the amount of $1,838 each per quarter.  The resulting commitment is detailed as follow:  $14,704 in 2009, $14,704 in 2010 and $7,345 in 2011.

The Company has royalties of 1% on its gold production on the Sleeping Giant Mine, redeemable for $1,000,000, a royalty of 1.5% on any other metal production, if the deposit exceeds 5 million tonnes of ore and a final royalty of $1,000,000 when 300,000 tonnes of ore will be produced at the mill.

A new services agreement with BBH Geo-Management Inc. (“BBH”) took effect on July 1, 2008.  This agreement calls for BBH to provide legal and computer graphics support.

The Company agreed to pay 2 year-salary to its President, amounting to $320,000, in case of employment loss and under additional conditions met.

ENVIRONMENT

The Company is subject to laws regarding environmental protection. However, the environmental impact of its operations is difficult to assess.  To the best knowledge of its officers, the Company is in compliance with the applicable laws and regulations.  The Company has provided for the Sleeping Giant Mine rehabilitation allowance.

18.             RELATED-PARTY TRANSACTIONS

During the year ended December 31, 2008, consulting and subcontracting expenses of $293,000  ($277,000 in 2007) and management fees of $89,000 ($300,000 in 2007) included in the statements of deferred expenditures were paid to BBH Géo-Management Inc. (“BBH”), a director and an officer of which is also an director of the Company.  Michel Bouchard, President of the Company, was an employee of BBH until June 30, 2008.

General and administrative expenses of $177,000 ($312,000 in 2007) included in the statement of operations were also paid to BBH.

Legal fees of $3,000 ($22,000 in 2007) included in share issue costs were also paid to BBH.

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

18.           RELATED-PARTY TRANSACTIONS (CONT’D)

On July 1, 2008, the services agreement was renegotiated and six employees were transferred to the Company without compensation.  During the period between July 1 and December 31, 2008, an amount of $7,513 was invoiced and paid under the new service agreement.

As at December 31, 2008, accounts payable and accrued liabilities did not include any amount payable to BBH ($66,000 as at December 31, 2007).

Those operations occurred in normal course of business and have been measured to the exchange value, which represents the amount of counterpart established by both parties.

19.           INCOME TAXES

The income tax allowance differs from the amount resulting from the application of the combined Canadian statutory income tax rate as follows:

	2008	2007

Loss before income taxes	$(1,361,161)	$(806,071)
Combined Canadian statutory income tax rate	29.90%	31.52%

Income tax benefit at the combined Canadian statutory income tax rate	$(406,987)	$(254,074)
Tax benefit resulting from tax rate variation	(107,422)	(32,400)
Share issue costs	(43,808)	(34,113)
Stock-based compensation	107,413	13,504
Adjustment related to deferred expenditures	(277,540)	—
Non-deductible and other expenses	(5,256)	(4,417)

Future income tax benefit	$(733,600)	$(311,500)

The combined Canadian statutory income tax rate of 29.90% consists of a federal tax rate of 18% and a provincial rate of 11.90%. (federal tax rate of 19.62% and provincial tax rate of 11.9% in 2007)

The tax effects of temporary differences giving rise to material future income tax assets and liabilities as at December 31, 2008 are as follows:

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

19.             INCOME TAXES (CONT’D)

	2008	2007

Future income tax asset:

Net operating losses	$689,300	$350,200
Financial expenses	164,800	127,600
Property, plant and equipment	4,900	300
Total future income tax asset	859,000	478,100

Future income tax liability:

Mining properties and deferred expenditures	$2,205,300	$2,558,000

Future income tax liability	$1,346,300	$2,079,900

At December 31, 2008, the Company had non-capital losses and unused share issue costs that could be deferred to later periods and used to reduce future taxable income. These losses and share issue costs expire as follows:

	Federal	Provincial
Non-capital losses:
2026	$298,451	$298,451
2027	$815,468	$815,468
2028	$1,191,407	$1,191,295
Share issue costs:
2009	$171,910	$171,910
2010	$171,911	$171,911
2011	$143,862	$143,862
2012	$63,685	$63,685

20.    CHANGES IN NON-CASH WORKING CAPITAL ITEMS

	2008	2007
Account receivable	$(28,623)	$20,000
Sales tax recoverable	91,503	19,874
Prepaid expenses	(312,420)	(3,052)
Accounts payable and accrued charges	170,885	(43,546)
	$(78,655)	$(6,724)

CADISCOR RESOURCES INC.

NOTES TO THE FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

(in Canadian dollars)

21.           BUSINESS ACQUISITION

On October 31, 2008, the Company closed the acquisition of the Sleeping Giant Mine for a consideration of $5,961,694, of which $909,494 was engaged in 2007.  The assets and liabilities at their attributed value are as follow:

	2008	2007
ASSETS ACQUIRED

Security deposit	$1,769,156	$—
Mining assets	209,200	909,494
Plant	268,000	—
Équipment	4,575,000	—
	$6,821,356	$909,494
LIABILITIES TRANSFERRED

Asset retirement obligation	1,769,156	—

Net assets acquired	$5,052,200	$909,494

Consideration :

Cash	$—	$310,094
Convertible debenture	3,500,000	—
Common shares	1,500,000	510,000
Warrants	52,200	89,400
	$5,052,200	$909,494

Upon closing the deal on October 31, 2008, amounts resented as mining properties and deferred expenditures of the Sleeping Giant Mine have been reclassified as mining assets.

22.           PRIOR YEARS RESTATMENT

During the period, the Company found some warrants issued during the financing which never been valued.  The Company therefore restated its financial statements and increased its warrants value as at January 1, 2008 by $562,851.  This amount includes an increase in mining properties of $89,400 and a decrease of capital stock of $273,668 and a contributed surplus increase of the same amount.  The balance of $199,783 relates to periods prior to January 1, 2007.  Shareholders’ equity balance has been decreased and contributed surplus has been increased accordingly.

23.           SUBSEQUENT EVENTS

On February 10, 2009, 2,400,600 warrants came to maturity and were not exercised.  Taking this into account, the Company now has 4,213,636 warrants outstanding.

24.           COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current exercise.

FORM 52-109FV1
CERTIFICATION OF ANNUAL FILINGS

I, Michel Bouchard, President and Chief Executive Officer of Cadiscor Resources Inc., certify the following:

1.                         Review: I have reviewed the annual financial statements and annual MD&A of Cadiscor Resources Inc. (the “issuer”) for the financial year ended December 31, 2008.

2.                         No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the annual filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, for the period covered by the annual filings.

3.                         Fair presentation: Based on my knowledge, having exercised reasonable diligence, the annual financial statements together with the other financial information included in the annual filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date of and for the periods presented in the annual filings.

March 12, 2009

Michel Bouchard
President

NOTE TO READER

In contrast to the certificate required for non-venture issuers under Regulation 52-109 respecting Certification of Disclosure in Issuers’ Annual and Interim Filings (Regulation 52-109), this Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as defined in Regulation 52-109. In particular, the certifying officers filing this certificate are not making any representations relating to the establishment and maintenance of:

i)            controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

ii)         a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

The issuer’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in this certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in Regulation 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

FORM 52-109FV1
CERTIFICATION OF ANNUAL FILINGS

I, Pauline Comtois, CGA, performing similar functions to a Chief Financial Officer for Cadiscor Resources Inc., certify the following:

1.                         Review: I have reviewed the annual financial statements and annual MD&A of Cadiscor Resources Inc. (the “issuer”) for the financial year ended December 31, 2008.

2.                         No misrepresentations: Based on my knowledge, having exercised reasonable diligence, the annual filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, for the period covered by the annual filings.

3.                         Fair presentation: Based on my knowledge, having exercised reasonable diligence, the annual financial statements together with the other financial information included in the annual filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date of and for the periods presented in the annual filings.

March 12, 2009

Pauline Comtois
CGA, performing similar functions to a Chief Financial Officer

NOTE TO READER

In contrast to the certificate required for non-venture issuers under Regulation 52-109 respecting Certification of Disclosure in Issuers’ Annual and Interim Filings (Regulation 52-109), this Venture Issuer Basic Certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (DC&P) and internal control over financial reporting (ICFR), as defined in Regulation 52-109. In particular, the certifying officers filing this certificate are not making any representations relating to the establishment and maintenance of:

iii)      controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

iv)     a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the issuer’s GAAP.

The issuer’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in this certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in Regulation 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

General Information DIRECTORS

Michel Bouchard	Guylaine Daigle, C.A.*
Québec, Québec	Dubuisson, Québec
President and Chief Executive Officer	Forage G4 Ltd.
Cadiscor Resources Inc.
Richard Jacques, FCA *
Guy Hébert	Bromont, Québec
Boucherville, Québec	Management Consultant
Chairman of the Board of Directors
Cadiscor Resources Inc.	Jean-Pierre Lachance
President and Chief Executive Officer
Saint-Hubert, Québec
Strateco Resources Inc.
Strateco Resources Inc.

René Branchaud, LL.B.*	Jean-Charles Potvin
Montréal (Québec) Partner, Lavery	Toronto, Ontario Chairman of the Board of Directors Tiomin Resources Inc.

* Audit Committee member

OFFICERS

Michel Bouchard, M. Sc. Geol., M.B.A. President and Chief Executive Officer	Pauline Comtois C.G.A. Treasurer

Vincent Jourdain, Ph. D, Eng.

Anne Hébert

Vice President, Exploration	Secretary

Paul Bonneville, Eng.
Vice President, Mining

SHAREHOLDER INFORMATION

Listing	Head Office
TSX Venture Exchange - Symbol CAO	1570 Ampere Street # 502
Frankfurt Exchange: Symbol DQN	Boucherville, Québec J4B 7L4, CANADA
US SEC Registration # 0-52252 – Symbol SRSIF	Telephone:	(450) 449-0066
	Fax:	(450) 449-1744
	Website:	www.cadiscor.com
Transfer Agent and Registrar
Computershare Trust Company of Canada	Annual Meeting
June 18, 2008 at 11 a.m.
Auditors	Sheraton Centre Montreal
Petrie Raymond, LLP, Chartered Accountants	Salon 1
1201 René-Lévesque Blvd. West
Legal Advisors	Montréal, Québec H3B 2L7 CANADA
Miller Thomson LLP